EXHIBIT 99.1

Exhibit 99.1 – Press Release issued by Internet America on September 19, 2003

INTERNET AMERICA ELECTS WILLIAM E. LADIN, JR.

CHAIRMAN OF THE BOARD AND CEO;

ANNOUNCES CONTINUING ROLE OF FORMER CEO

DALLAS, September 19, 2003 — Internet America, Inc. (OTCBB: GEEK), a leading Internet service provider in the southwest, today announced that the Board of Directors has elected William E. Ladin, Jr. to serve as Chairman of the Board and Chief Executive Officer. Mr. Ladin, who has served as the Vice Chairman of the Board since January 2000, joined Internet America after its acquisition of PDQ.Net, Incorporated, a Houston Internet service provider founded by Mr. Ladin. Mr. Ladin replaces former Chairman and CEO, Jack T. Smith. Mr. Smith resigned from the Board of Directors and as CEO, but will continue to serve the Company in a consulting role during a transition period. The Company also announced the departure of Peter C. Gibbons from the Board of Directors and as President and Chief Operating Officer.

Mr. Ladin commented, “I am pleased to step into the position of Chairman of the Board of Directors and CEO of Internet America during this exciting time for the Company. Under Mr. Smith’s management, the Company has achieved consistent positive financial results and can now operate without the distractions and expense of prior litigation. We can now increase our focus on growth through marketing and new product development. I am committed to implementing a plan which we believe can create revenue growth while maintaining positive earnings per share and cash flow. I look forward to now working with the Company’s management and with Mr. Smith’s assistance to continue to benefit the Company, our shareholders, and our employees.”

Mr. Smith, who has been on the Board of Directors since 1995 and became CEO in late 2000 to help the Company consolidate operations, reduce expenses and rationalize its product offerings, commented, “I am pleased to have taken the Company successfully through a difficult period, including the reversal of large cash flow deficits into positive cash flow and large net losses into net income and earnings per share, the resolution of significant litigation and an uncertain capital structure. The Company is now positioned for new management strategies and policies emphasizing efforts toward growth through new product offerings and marketing strategies and techniques. With his expertise in marketing and new product development, Mr. Ladin is the right person to take Internet America to the next level. I look forward to continuing to work with him and the Board of Directors in the future.”

Internet America is a leading Internet service provider primarily serving the Texas market. Based in Dallas, Internet America offers businesses and individuals a full range of Internet services, including dedicated high-speed access, dial-up access, DSL and web hosting. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at www.internetamerica.com.

This press release contains forward-looking statements relating to future business expectations. These statements, specifically including management’s beliefs, expectations and goals, are subject to many uncertainties that exist in Internet America’s operations and business environment. Business plans may change and actual results may differ materially as a result of a number of risk factors. These risk factors include, without limitation, that the Company (1) will not increase revenues or improve EBITDA, profitability or product margins, (2) will not retain or grow its customer base, including its broadband and commercial services customers and (3) will not continue to achieve operating efficiencies. These risk factors are not intended to represent a complete list of all risks and uncertainties in the Company’s business and should be read in conjunction with the more detailed cautionary statements included in the Company’s most recent SEC filings.